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EXHIBIT 3.3
       CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                     (After issuance of Stock)

                             CADGIE CO.

     We undersigned John P. Ryan, President and Merlin Bingham,
Secretary of CADGIE CO. do hereby certify:

     That the Board of Directors of said corporation at a meeting duly convened, held on the 28th day June, 1996, adopted a resolution to amend the original articles as follows:

          Article No. 4 is hereby amended to read as follows:

                           CAPITALIZATION

          The total authorized capital stock of this corporation shall be FIFTY MILLION (50,000,000) shares of common stock, each of which shares shall have the par value of ONE CENT ($0.01), totaling $500,000.

     Article No. 1 is hereby amended to read as follows:

          The name of the corporation shall be:

                      Metalline Mining Company

     The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 1,787,339 that the said change(s) and amendment hive been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.
                                   /s/ John P. Ryan, President
                                   /s/ Merlin Bingham
State of Washington      )
                         ) ss.
County of Spokane        )

     On September 27, 1996, personally appeared before me. a Notary Public, John P. Ryan and Merlin Bingham, who acknowledged that they executed the above instrument.

                                   /s/ Sandra B. Bath, Notary

Notary expires: 12/2/99